Exhibit 99.1

Solar Senior Capital Closes Five Year $200 Million Credit Facility

NEW YORK, NY August 30 – Solar Senior Capital Ltd (NASDAQ: SUNS) today announced the closing of a $200 million senior secured revolving credit facility, provided by multiple lenders. The facility, which matures in August 2016, bears interest at a rate of LIBOR plus 2.25%. Under the agreement, $150 million will be initially available under the facility with an additional $50 million available as a delayed draw. The facility can be expanded to $600 million.

“The closing of our credit facility extends the ramp of the equity proceeds from our initial public offering. The delayed draw feature provides us with a runway for future growth. We intend to invest this low-cost capital in senior secured loans, which will be meaningfully accretive to net investment income. As we deploy these proceeds, we expect to increase our monthly dividend. Our underwriting process emphasizes our objective of capital preservation, and we believe the current market environment provides us with significant opportunities for investments that meet our risk-reward parameters,” said Chairman and CEO, Michael Gross.

ABOUT SOLAR SENIOR CAPITAL LTD.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien, unitranche, and second lien debt instruments.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:

Solar Senior Capital Ltd.

Nick Radesca, 212-993-1660